Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-190436) pertaining to the Zillow, Inc. Amended and Restated 2011 Incentive Plan and Form S-3 (No. 333-190700) of our report dated November 5, 2013, with respect to the financial statements of StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy, as of and for the year ended December 31, 2012, included in this Current Report on Form 8-K, as amended, of Zillow, Inc. dated November 5, 2013.

/s/ Ernst & Young LLP

Seattle, Washington

November 5, 2013